United Parcel Service, Inc.
UPS Notes
With Maturities of 9 Months or More from Date of Issue

Filed Under Rule 433, Registration Statement No. 333-108272	Offering Dates: September 17, 2007 through September 24, 2007
Pricing Supplement No. 45	Trade Date: 9/24/2007 @ 12:00 PM ET
The date of this Pricing Supplement is September 17, 2007	Settle Date: 9/27/2007
(To: Prospectus Dated September 8, 2003, as supplemented by Prospectus Supplement Dated November 17, 2006)	Minimum Denomination/Increments: $1,000.00/$1,000.00

CUSIP					Interest
or					Payment
Common	Interest	Maturity	Price to	Discounts &	Frequency	Survivor’s		Subject to Redemption
Code	Rate (1)	Date	Public (2)	Commissions (2)	(begin date)	Option	Yes/No	Date and terms of redemption (including the redemption price)

91131UJF2	5.000%	3/15/2014	100%	0.900%	Semi-Annual	Yes	Yes	Callable at 100% on 9/15/2008 and semi-annually thereafter with 30 days notice.
(3/15/08)
(1)	The interest rates on the UPS Notes may be changed by United Parcel Service, Inc. from time to time, but any such change will not affect the interest rate on any UPS Notes offered prior to the effective date of the change.
(2)	Expressed as a percentage of aggregate principal amount.
United Parcel Service, Inc. (“UPS”) has filed a registration statement (including prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents UPS has filed with the SEC for more complete information about UPS and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, UPS, LaSalle Financial Services, Inc. or any selling agent participating in the offering will arrange to send you the prospectus if you request it by calling (866) 658-3267.
Agents: LaSalle Financial Services, Inc., Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Samuel A. Ramirez & Co., Inc., Muriel Siebert & Co., Inc., UBS Securities LLC and Wachovia Securities LLC